Exhibit 99.1



   New Frontier Energy, Inc. Announces Completion of $2.7 Million Financing;
          Westminster Securities Corporation Acted as Placement Agent


New Frontier Energy, Inc., a natural resource exploration and production company engaged in the exploration, acquisition and development of oil and gas properties in the United States, today announced that it completed a private placement of 92 investment units ("Units") for gross proceeds of $2,760,000. Each Unit consists of: (i) $30,000 of 2.5% two-year Convertible Debt, convertible into 25,000 shares of the Company's common stock at the rate of $1.20 per share; and (ii) a three-year warrant to purchase 12,500 shares of Common Stock at an exercise price of $2.00 per share.

Westminster Securities Corporation acted as placement agent for the offering. Net proceeds will be used to fund capital expenditures to develop oil and gas properties, for working capital and for general corporate purposes, which may include future acquisitions of interests in oil and gas properties.

The Units were offered and sold in reliance upon Rule 506 promulgated under
Section 4(2) of the Securities Act. The Units sold have not been registered under the Securities Act or state securities laws and may not be offered or sold absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.


About New Frontier Energy, Inc.

The Company's primary assets are a 30% interest in approximately 25,000 gross (7,500 net) acres of oil and gas leases in the Greater Green River Basin in Colorado and Wyoming, and ownership of partnership interests in the partnership that owns and operates the pipeline that leads from the Company's property to an interstate pipeline approximately 18 miles away. Initial production tests at nine wells confirmed the presence of natural gas in each of the wells, and the Company began producing gas out of six coalbed methane and one conventional well in the beginning of June 2005. New Frontier Energy, Inc. also holds 28 different leasehold interests in approximately 40,000 gross acres in its Nucla Prospect located in southwest Colorado. The company's common stock is listed on the over the counter bulletin board under the symbol "NFEI."


About Westminster Securities Corp.

Westminster Securities Corporation is a full-service brokerage firm operating in five principal areas: Investment Banking, Research, Retail & Institutional Account Management, Execution Services, and Clearing & Operations. Founded in 1971, Westminster is a member of the New York Stock Exchange, National Association of Securities Dealers, and the Securities Investor Protection Corporation. Westminster is headquartered at 100 Wall Street, New York, with branch offices in Atlanta, Cyprus, Miami, New York, Shanghai, St. Louis, and Toronto.

Forward-looking Statements

This release may contain forward-looking statements including declarations regarding New Frontier Energy, Inc. and its subsidiary's future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.


Contact:

     For further information contact:
     Paul G. Laird, President
     New Frontier Energy, Inc.
     Phone: 303-730-9994

     John P. O'Shea, President
     Westminster Securities Corporation
     Phone: 212-878-6500